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                                                                     EXHIBIT 4.2

                            REPTRON ELECTRONICS, INC.
                              NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN



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                            REPTRON ELECTRONICS, INC.
                              NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN
                               (AS OF AUGUST 2001)


         1. PURPOSE. The purpose of this Non-Employee Director Stock Option Plan (the "Plan") is to further the interest of the Company and its shareholders by providing incentives in the form of stock option grants to Non-Employee Directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company in attracting and retaining key directors. The options granted under this Plan will be nonstatutory stock options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

         2. DEFINITIONS. The following definitions shall apply to this Plan:

                  (A) "AGREEMENT" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of the Option granted to the Recipient.

                  (B) "BOARD" means the board of directors of the Company.

                  (C) "CHANGE OF CONTROL" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of forty percent or more of the total number of shares entitled to vote in the election of directors of the Board,
(ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.

                  (D) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (E) "COMMITTEE" means the Committee appointed by the Board in accordance with Section 3. If no Committee is appointed, the term "Committee" means the Board, except in those instances where the text clearly indicates otherwise.

                  (F) "COMMON STOCK" means the Common Stock, par value $.01 per share of the Company or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 12 herein.

                  (G) "COMPANY" means Reptron Electronics, Inc.

                  (H) "DATE OF GRANT" means the date on which the Option was granted.

                  (I) "DISPOSE OF" shall mean pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any party whether or not such party is a shareholder of the Company.

                  (J) "FAIR MARKET VALUE" means the fair market value of the Common Stock on the Date of Grant. If the Common Stock is not publicly traded on the Date of Grant, the Board shall determine the fair market value of the Shares as of that date, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is



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publicly traded on the Date of Grant, the fair market value on that date is the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations ("NASDAQ") on that date or, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in THE WALL STREET JOURNAL. If trading in the stock or a price quotation does not occur on the Date of Grant, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

                  (K) "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                  (L) "OPTION" means a stock option granted pursuant to the Plan.

                  (M) "OPTION SHAREHOLDER" means a Non-Employee Director who has exercised his or her Option.

                  (N) "OPTION SHARES" means Shares issued upon the exercise of an Option.

                  (O) "PLAN" means the Reptron Electronics, Inc. Non-Employee Director Stock Option Plan.

                  (P) "RECIPIENT" means a Non-Employee Director who receives an Option.

                  (Q) "SHARE" means the Common Stock, as adjusted in accordance with Section 12 of the Plan.

                  (R) "SUBSIDIARY" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

         3. ADMINISTRATION. This Plan will be administered by a Committee of two or more directors of the Company who are serving as members of the Board during their membership on the Committee. The Board is authorized to appoint a successor to any Committee member who ceases to serve. The Board shall not appoint to the Committee any person who, for at least one year prior to his appointment to the Committee, received any grant, award, allocation of stock, stock options, or stock appreciation rights of the Company or its affiliates, pursuant to a discretionary grant under either this Plan or any other plan of the Company or its affiliates; PROVIDED, HOWEVER, that the Board may appoint to the Committee a person who has received such a grant during the one year period prior to his appointment to the Committee if the Board determines that his appointment would not jeopardize the Plan's qualification under Rule 16b-3, promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. A Committee member is ineligible to participate in this Plan during the time that he serves on the Committee. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

         The Committee has the exclusive power to select the participants in this Plan, to establish the terms of the Options granted to each participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible participant warrants an award under this Plan, and to



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determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's status as a director for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

         4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 450,000. Shares subject to this Plan may be authorized, but unissued, or may be treasury shares. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

         5. PARTICIPANTS. Each Non-Employee Director, as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants and has full discretion to choose whether to grant Options to any eligible participant. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

         6. OPTION REQUIREMENTS. Each Option granted to a Non-Employee Director under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Non-Employee Director will satisfy the following requirements:

                  (A) WRITTEN AGREEMENT. Each Option granted to a Non-Employee Director will be evidenced by a written Agreement and the terms of the Agreement need not be identical for different participants. The written Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular Option and shall state that the Option is a nonstatutory option.

                  (B) NUMBER OF SHARES. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

                  (C) EXERCISE PRICE. The exercise price of each Share subject to an Option shall equal the exercise price designated by the Committee on the Option's Date of Grant.

                  (D) DURATION OF OPTION. Each Option granted to an Non-Employee Director shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Option at grant. If the Recipient's services as a director of the Company terminate



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before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section.

                  (E) VESTING OF OPTION AND EXERCISABILITY. Each Option granted to a Non-Employee Director shall be exercisable in such installments (which need not be equal) and at such times as designated by the Committee. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming vested and exercisable, but not later than the date the Option expires. If the Committee does not otherwise provide, the Option shall be one hundred percent (100%) vested one year from the Date of Grant. Notwithstanding any other vesting schedule designated by the Committee, all Options granted under the Plan shall be one hundred percent (100%) vested on the participant's death (as described in subsection (f) below). Furthermore, the Committee may accelerate the vesting of any Option at any time.

                  (F) DEATH. In the case of the death of a Recipient, the Option shall expire on the one year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above. During the one year period following the Recipient's death, the Option may be exercised for one hundred percent (100%) of the Shares subject to the Option notwithstanding the vesting requirements of subsection (e) above.

                  (G) TERMINATION OF SERVICE AS A DIRECTOR. If the Non-Employee Director's services as a director of the Company are terminated for any reason other than death, all Options held by the Non-Employee Director shall expire ninety (90) days after termination of the Non-Employee Director's services as a director of the Company. During such ninety (90) day period, the Option may be exercised only for the number of Shares for which it could have been exercised on the termination date, subject to any adjustment under Section 12 herein.


                  (H) CHANGE OF CONTROL. If a Change of Control occurs, the Board may vote to "cash out" and immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the 10th day after the effective date of the Change of Control. If the Board votes to cash out or accelerate Options, then all Options outstanding on the date of Change of Control shall be immediately one hundred percent (100%) vested as of such date. If the Board votes to cash out and immediately terminate the Options, it shall extend a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

                  (I) CONDITIONS REQUIRED FOR EXERCISE. Options granted to Non-Employee Directors under the Plan shall be exercisable only to the extent they are vested as described in subsection (e) above. In addition, each Option issued under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 10 of the Plan.

                  (J) METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the Non-Employee Director entitled to exercise the Option (1) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (2) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (3) complies with such other reasonable requirements as the



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Committee establishes pursuant to Section 10 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than one hundred (100) Shares, or, if less, one hundred percent (100%) of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

         7. COMPANY'S RIGHT OF FIRST REFUSAL. An Option Shareholder who desires to Dispose Of any Option Shares shall first offer the Option Shares to the Company. The Option Shareholder shall provide notice signed by the Option Shareholder to the Company indicating the Option Shareholder's desire to Dispose Of Option Shares. The notice shall also specify the number of Option Shares. The Company shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Option Shares, provided the Company provides notice of its election to purchase the Option Shares within thirty (30) days after the Company receives the Option Shareholder's notice. The purchase price to be paid by the Company for the Option Shares being offered by the Option Shareholder shall be the Fair Market Value on the date of the Option Shareholder's notice, and payment shall be made in full in cash at closing.

         8. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it loan the Recipient the funds needed by the Recipient to exercise the Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

         9. DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Agreements.

         10. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) and/or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan as a condition to the issuance of Shares upon Option exercise (whether to the Recipient or to his beneficiary).

         Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements



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of this Section. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act or its successor under the 1934 Act. To the extent any provision of the Plan, or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         11. ASSIGNABILITY. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.

         12. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Non-Employee Directors under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

         13. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the exercise of an Option.

         14. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders. However, without the approval of the shareholders, no amendment will be effective that:

                  (A) materially increases the benefits accruing to participants under the Plan;

                  (B) increases the aggregate number of Shares that may be delivered upon the exercise of Options granted under the Plan;

                  (C) materially modifies the eligibility requirements for participation in the Plan; or

                  (D) amends the requirements of subparagraphs (a)-(c) of this paragraph.

         Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

         15. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.



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         16. DURATION OF PLAN. Options may be granted under this Plan until
December 31, 2011.

         17. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

         18. EFFECTIVE DATE. The effective date of this Plan, as amended, shall be the earlier of (i) the date on which the Board adopts the amended Plan or
(ii) the date on which the Shareholders approve the amended Plan.


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